February 13, 2008

NOTICE OF BLACKOUT PERIOD FOR DIRECTORS
AND EXECUTIVE OFFICERS OF STERLING FINANCIAL CORPORATION

You are receiving this notice to advise you that your ability to trade securities of Sterling Financial Corporation will be significantly restricted from March 24, 2008, to April 7, 2008.

On July 19, 2007, Sterling Financial Corporation (“Sterling”) agreed to merge with and into The PNC Financial Services Group, Inc. (“PNC”). If Sterling’s shareholders approve the merger, participants in the Sterling Financial Corporation 401(k) Retirement Plan (the “401(k) Plan”) will be able to elect whether to receive cash, PNC common stock, or a combination of the two in exchange for the shares of Sterling common stock that are allocated to their accounts under the 401(k) Plan.

It is necessary to suspend sales of Sterling common stock in the 401(k) Plan while elections of merger consideration are processed, so that the 401(k) Plan recordkeeper can determine what form of merger consideration each participant has elected; receive the merger consideration from PNC; and allocate the merger consideration to participants’ accounts. Accordingly, Sterling will implement an administrative blackout period at noon Eastern Standard Time on March 24, 2008. The blackout period is expected to end on April 7, 2008, although it is possible that unanticipated delays could cause the blackout period to last longer. You can determine whether the blackout period has ended by checking the www.my-benefit-info.com website.

During the blackout period, participants in the 401(k) Plan will not be able to transfer any portion of their 401(k) Plan account out of the Sterling common stock investment fund and into any other investment fund in the 401(k) Plan. Participants in the 401(k) Plan also will not be able to make a withdrawal or receive a distribution during the blackout period from any portion of their 401(k) Plan account that is invested in the Sterling common stock investment fund.

The Sarbanes-Oxley Act and applicable securities regulations prohibit each director and executive officer of Sterling from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity security or derivative security of Sterling during the blackout period if the director or executive officer acquires or previously acquired the equity security or derivative security in connection with service or employment as a director or executive officer. These restrictions apply whether or not the director or executive officer participates in the 401(k) Plan. Sterling’s equity securities include Sterling common stock and any security convertible into Sterling common stock. Derivative securities include stock options, warrants, stock appreciation rights, and similar rights that can be exercised to acquire Sterling common stock.

Consequently, during the blackout period, you may not purchase, sell or otherwise acquire or transfer any equity security of Sterling (or exercise any Sterling stock options or stock appreciation rights) that you acquired in connection with your service as a director or executive officer of Sterling. Please note that any securities of Sterling that you acquire, sell, or transfer during the blackout period will be considered to have been acquired in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source. The blackout period will not prevent you from exchanging any Sterling stock you own for the merger consideration.

There are a limited number of exceptions to the restrictions described above, and certain types of transactions continue to be permitted during the blackout period. These permitted transactions generally are those over which you have no control, such as shares of Sterling stock that you may inherit during the blackout period. For more information about these exceptions and whether they apply in a particular situation, please contact the individual listed below.

If you have any questions regarding this notice, please contact Brenda Mundell by phone at (717) 735-5496, by email at bmundell@sterlingfi.com, or by mail at Sterling Financial Corporation, 1097 Commercial Avenue, P.O. Box 38, East Petersburg, PA 17520-0038.